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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                  Commission File Number  0-10585
                                                        ------------------------

                                  Mid Am, Inc.
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             (Exact name of registrant as specified in its charter)


           221 South Church Street, Bowling Green, OH 43402 (419) 327-6300
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Shares, without par value
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)                [X]               Rule 12h-3(b)(1)(i)                [  ]
     Rule 12g-4(a)(1)(ii)               [ ]               Rule 12h-3(b)(1)(ii)               [  ]
     Rule 12g-4(a)(2)(i)                [ ]               Rule 12h-3(b)(2)(i)                [  ]
     Rule 12g-4(a)(2)(ii)               [ ]               Rule 12h-3(b)(2)(ii)               [  ]

     Approximate number of holders of record as of the certification or notice date: None. Mid Am, Inc. merged with Citizens Bancshares, Inc. on October 2, 1998; Citizens Bancshares, Inc. was the surviving corporation of the merger and changed its name to Sky Financial Group, Inc. (See Citizens Bancshares, Inc. Form S-4, Registration No. 33-60741 filed with the Commission on August 5, 1998)

     Pursuant to the requirements of the Securities Exchange Act of 1934 Citizens Bancshares, Inc. has caused this certification/notice to be signed as the successor corporation to Mid Am, Inc. on its behalf by the undersigned duly authorized person.

DATE: October 5, 1998                   BY:  /s/  Marty E. Adams
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                                             Marty E. Adams, President and Chief
                                                 Operating Officer